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                                                                    Sub-Item 77C

               SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                      INVESCO QUALITY MUNICIPAL SECURITIES

An Annual Meeting ("Meeting") of Shareholders of Invesco Quality Municipal Securities was held on Friday, July 16, 2010. The Meeting was held for the following purpose:

(1) Elect four Trustees by the holders of Common Shares and Preferred Shares voting together, and one Trustee by the holders of Preferred Shares voting separately, each of whom will serve for a three year term or until a successor has been duly elected and qualified.

The results of the voting on the above matters were as follows:

                                               Votes
Matters                          Votes For   Withheld
-------                         ----------   --------
(1) Albert R. Dowden ........   11,919,461    288,264
    Lewis F. Pennock ........   11,928,559    279,166
    Hugo F. Sonnenschein ....   11,930,879    276,846
    Raymond Stickel, Jr. ....   11,917,527    290,198
    Prema Mathai-Davis (P) ..          724          4

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(P)  Election of trustee by preferred shareholders only.